UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): February 4, 2013

 CHECKPOINT SYSTEMS, INC.

(Exact name of Registrant as specified in its Articles of Incorporation)

Pennsylvania	22-1895850
(State of Incorporation)	(IRS Employer Identification No.)
101 Wolf Drive, PO Box 188, Thorofare, New Jersey	08086
(Address of principal executive offices)	(Zip Code)
856-848-1800
(Registrant’s telephone number, including area code)
N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
      240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
      240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Executive Officer

On February 4, 2013, the Board of Directors of Checkpoint Systems, Inc. ( “Checkpoint” or the “Company”) appointed George Babich, Jr. as President and Chief Executive Officer of Checkpoint. Prior to such appointment, Mr. Babich was acting as interim President and Chief Executive Officer of Checkpoint.

Mr. Babich, age 61, served as interim President and Chief Executive Officer of Checkpoint since May 2012. Mr. Babich has been a member of Checkpoint’s Board of Directors since 2006 and will continue to serve as a director. Mr. Babich retired from The Pep Boys – Manny Moe & Jack in 2005. From 2004 to 2005, he was President of The Pep Boys — Manny, Moe & Jack, and Chief Financial Officer and President from 2002 to 2004. Prior to joining Pep Boys, Mr. Babich held various financial executive positions with Morgan, Lewis & Bockius LLP, The Franklin Mint, Pepsico Inc. and Ford Motor Company. He has been a member of the Board of Directors of Teleflex Incorporated since 2005 and currently serves as a member of the Audit Committee.

Compensation Arrangement with President and Chief Executive Officer

On February 4, 2013, in connection with Mr. Babich’s appointment, Mr. Babich and Checkpoint entered into an employment agreement, pursuant to which Mr. Babich will receive an annual base salary of $850,000, which will be reviewed annually by the Compensation Committee.  In addition, Mr. Babich is eligible for an annual bonus of up to 100% of his base salary upon achievement of certain annual targeted goals and objectives, with the possibility of a maximum bonus of up to 150% upon achievement of specified goals and objectives beyond the target level. Mr. Babich also is entitled to participate in all pension plans as well as medical, dental and other benefit plans and perquisites generally available to the Company’s senior management and is subject to customary non-competition and confidentiality provisions.

Mr. Babich received grants of restricted stock units (“Units”), comprising (i) 70,000 Units which vest and become nonforfeitable on December 31, 2013; (ii) 70,000 Units which vest and become nonforfeitable on December 31, 2014; and (iii) 60,000 Units which  vest and become nonforfeitable if and when the closing price of the Company’s common stock has averaged at least $15.00 per share for 30 trading days after February 4, 2013 through December 31, 2014.

If the board of directors elects not to renew Mr. Babich’s employment agreement on comparable terms for at least two (2) additional years beyond its initial termination date of December 31, 2014, the agreement and Mr. Babich’s employment will terminate on December 31, 2014, the termination will be considered a Termination Without Cause under his agreement  and all of his time-based Units will become immediately vested, to the extent not already vested. The expiration of the term under any other circumstances shall be considered a termination by Mr. Babich without Good Reason.

In the event of a Termination Without Cause or a Termination For Good Reason, all time-based Units become immediately vested, to the extent not already vested.

Except as described below, within 45 days of his termination, the Company is obligated to pay to Mr. Babich a cash payment (“Severance Payment) in an amount equal to (i) all accrued but unpaid base salary through the date of his termination, plus (ii) one year’s base salary.

If at any time up to Mr. Babich’s Termination Without Cause or Termination For Good Reason the closing price of the Company’s common stock has averaged at least $12.00 per share for 30 trading days, his Severance Payment shall be an amount equal to (i) all accrued but unpaid base salary through the date of his termination, plus (ii) one year’s base salary, plus (iii) the amount of any cash bonus awarded to Mr. Babich for the year preceding the year of his termination.

If at any time up to Mr. Babich’s Termination Without Cause or Termination For Good Reason the closing price of the Company’s common stock has averaged at least $17.00 per share for 30 trading days, the Severance Payment shall be an amount equal to (i) all accrued but unpaid base salary through the date of his termination, plus (ii) two year’s base salary, plus (iii) two times the amount of any cash bonus awarded to Mr. Babich for the year preceding the year of his termination.

In the event of a Termination Without Cause or a Termination For Good Reason within 12 months following a Change in Control (as defined in the agreement), all Units will vest, to the extent not already vested, and the Severance Payment shall be an amount equal to (i) all accrued but unpaid base salary through the date of his termination, plus (ii) two and one-half year’s base salary, plus (iii) if at any time up to Mr. Babich’s Termination Without Cause or Termination For Good Reason, the closing price of the Company’s common stock has averaged at least $12.00 per share for 30 trading days, the amount of any cash bonus awarded to Mr. Babich for the year preceding the year of termination, or two times the amount of any cash bonus awarded to Mr. Babich for the year preceding the year of termination if such average closing price was at least $17.00 per share.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement, which is filed hereto as Exhibit 10.1 and is herein incorporated into this current report on Form 8-K by reference.

Item 8.01	Other Events

Item                    On February 4, 2013, the Company issued a press release announcing the appointment of George Babich as its President and Chief Executive Officer.  A copy of the press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits
10.1	Employment Agreement dated February 4, 2013 by and between Checkpoint Systems, Inc. and George Babich.
99.1	Press Release dated April 17, 2012 issued by Checkpoint Systems, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Checkpoint Systems, Inc.

Dated: February 8, 2013	By:	/s/Raymond D. Andrews
Raymond D. Andrews Senior Vice Presdient and Chief Financial Officer